UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2005

Adeza Biomedical Corporation

(Exact name of registrant as specified in its charter)

000-20703
(Commission File Number)

Delaware	77-0054952
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1240 Elko Drive
Sunnyvale, California 94089
(Address of principal executive offices, with zip code)

(408) 745-0975
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     On March 9, 2005 Adeza Biomedical Corporation (the “Company”) issued a press release announcing its financial results for the quarter and year ended December 31, 2004. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     (d) On March 8, 2005, the Company issued a press release announcing the appointment of Michael P. Downey as a member of its board of directors, effective as of March 8, 2005. Mr. Downey will serve as a class II director. The press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

     Mr. Downey will chair the Company’s audit committee and serve as a member of the compensation committee. In connection with Mr. Downey’s appointment to the audit committee, Andrew Senyei, M.D. stepped down from the audit committee. Mr. Downey’s term will expire at the annual meeting of stockholders in 2006.

     There has not been any transaction or series of similar transactions, nor is there currently proposed any transaction or series of similar transactions, to which the Company was, is, or would be a party, and in which the amount involved exceeded or would exceed $60,000 and in which Mr. Downey or any member of the immediate family of Mr. Downey had or will have a direct or indirect material interest, other than the automatic grant to Mr. Downey of a an option to purchase 22,500 shares of the Company’s common stock in connection with his appointment to the board of directors. The option vests and becomes exercisable in 48 equal monthly installments.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1 Press release dated March 9, 2005

Exhibit 99.2 Press release dated March 8, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEZA BIOMEDICAL CORPORATION

Date: March 9, 2005	By:	/s/ Mark D. Fischer-Colbrie Mark D. Fischer-Colbrie Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit
number	Description

99.1	Press release dated March 9, 2005
99.2	Press release dated March 8, 2005

4